Issuer Free Writing Prospectus
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-88478
Relating to Preliminary Prospectus Supplement
Filed Pursuant to Rule 424(b)(5)
Pioneer Natural Resources Company
Pricing Term Sheet

Issuer:	Pioneer Natural Resources Company
Security type:	SEC Registered
Principal Amount:	$450,000,000
Coupon:	6.875%
Stated Maturity Date:	May 1, 2018
Issue Price:	99.903% of face amount
Yield to Maturity:	6.887%
US Treasury Benchmark:	4.500% due February 2016
US Treasury Yield:	5.107%
Spread to US Treasury:	1.78%
Trade Date:	April 26, 2006
Original Issue/Settlement Date:	May 1, 2006
Interest Payment Dates:	May 1 and November 1
commencing November 1, 2006
Make Whole Call:	T+ 50 bps

Sole Book-Running Joint Lead Manager:	Duetsche Bank Securities Inc.

Joint Lead Manager:	Morgan Stanley & Co. Incorporated

Co-Managers:	ABN AMRO Incorporated
Barlclays Capital Inc.
Harris Nesbitt Corp.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611.